Exhibit 21

Subsidiaries of the Registrant

The company listed below is included in IronClad Encryption Corporation’s consolidated financial statements.  The IronClad has a 100% direct ownership of and ultimate voting control in its subsidiary.  The list is as of December 31, 2017.

Subsidiary	State of Incorporation	Percentage Owned
InterLok Key Management, Inc.	Texas	100%